Exhibit 99.1

China Power Equipment Updates Progress in its New Plant and Second Alloy Source

XI'AN, China, April 12 /PRNewswire-Asia-FirstCall/ -- China Power Equipment, Inc. ("China Power Equipment" or "China Power" or the "Company") (OTC Bulletin Board:CPQQ.ob - News), the manufacturer of a new generation of energy saving electric transformers and transformer cores in the People's Republic of China, today updated its progress in its new plant and in a possible second source for amorphous alloy.

Mr. Yongxing Song, Chairman and Chief Executive Officer of China Power Equipment, Inc., in his prepared remarks at an investment conference hosted by Roth Capital Partners, LLC., in Beijing, China on April 10, 2010 said, "We expect to complete the installation of all the production equipment in our new plant for manufacturing amorphous alloy transformer cores by April 30.

"That milestone is important because it will help to qualify us further as a reliable supplier of high-quality cores at high production volumes, which can influence the government and our customers in granting orders for our products. The new plant will add 5,000 metric tons of annual capacity for amorphous alloys cores, bringing our total capacity to 6,500 metric tons per year.

"Assuming we win the new orders that we believe can be achieved, we could start delivering amorphous alloy cores for some of those new orders from the new plant as early as May 2010. Until then, we will shake down the production line by running pre-production volumes to qualify the line. Once qualified, we will begin producing amorphous alloy cores in this new second plant for our current customers in partnership with our first core plant.

"I also will give you an update on the tests of amorphous alloy cores we have manufactured using test amorphous alloy strip created by Beijing Advanced Technology & Science Materials Co., Ltd. ("AT&M").

"Based on the tests run by electric grid companies and by our customers, one electric grid company, so far, in the Henan province, has signed the first order with us for an initial production of 52 metric tons of transformer cores, assuming that AT&M will produce this alloy. We have not disclosed the pricing in the order, but it is competitive with the pricing for our cores made with alloy from Hitachi Metals Co., Ltd. ("Hitachi"), our primary supplier.

"So far, the AT&M alloy appears to perform well for certain transformer applications, based on the initial results in the tests currently being conducted. If AT&M becomes a qualified high-volume supplier, it would add a second major supplier to the global market for amorphous alloy. AT&M's entry would not cause us to reduce our orders or affect our good relationship with Hitachi."

China Power Equipment was one of the first transformer core makers to produce an operating core, using the AT&M test alloy, that met China's national standard for electricity consumed under operating load.

China Power Equipment received the test amorphous alloy in September 2009. After five months, China Power had analyzed the performance characteristics of AT&M's test alloy, modified China Power's processing technology, including annealing, to optimize the alloy's attributes, and successfully produced amorphous alloy cores with operating capacities of 315 kilovolt-amperes, 400 kilovolt-amperes, 500 kilovolt-amperes, and 630 kilovolt-amperes, all stepping down 10,000 volts to 220 volts.

In February 2010, a China Power Equipment transformer core, model SBH15-M-315KVA, using the AT&M alloy, running at a volume of 315 kilovolt-amperes, consumed 163 watts of electricity, which is 4 percent better than the Chinese national standard for transformer electricity consumption. All the other operating parameters of the test core were also good. Units of this model were provided to transformer makers and electric grid organizations for test. This transformer size is the most frequently used unit in rural China.

Mr. Song continued, "I think it is remarkable that we were able to go from the research and development stage for cores using this test alloy all the way through to market testing in only five months. Our R&D and production teams, working closely together, have achieved a major milestone that should give China additional ability to benefit from amorphous transformers and should give customers and electric grid organizations an additional choice in specifying step-down cores and transformers."

About China Power Equipment, Inc.

China Power Equipment, Inc., is a U.S. corporation, which through its wholly-owned subsidiary, An Sen (Xi'an) Power Science & Technology Co., Ltd., and its affiliated operating company, Xi'an Amorphous Zhongxi Co., Ltd., designs, manufactures, and distributes amorphous alloy transformer cores and amorphous alloy core electricity transformers in the People's Republic of China. The company currently manufactures 59 different products, primarily amorphous alloy cores and amorphous alloy core transformers.

Safe harbor statement

Certain statements in this release concerning our future growth prospects are forward-looking statements, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China.

Additional risks that could affect our future results are described in our filings with United States Securities and Exchange Commission. These filings are available at http://www.sec.gov and at our website at http://www.chinapower-equipment.com .

We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake any obligation to update any forward-looking statement that may be made from time to time by or on our behalf except as required by law.

For more information about China Power Equipment, please visit our website at http://www.chinapower-equipment.com .

    For additional information, please contact:

    China Power Equipment, Inc.
     Tel:    +1-646-623-6999 in the USA
     Email:  xa-fj@xa-fj.com

    Christensen
     Mr. Yuanyuan Chen (English and Chinese)
     Mobile: +86-139-2337-7882 in Beijing
     Email:  ychen@christensenir.com

     Mr. Tom Myers (English)
     Mobile: +86-139-1141-3520 in Beijing
     Email:  tmyers@christensenir.com

     Ms. Kathy Li (English and Chinese)
     Tel:    +1-212-618-1978 in the USA
     Email:  kli@christensenir.com